Exhibit – 4.1

No. 121-1/2004-Regln.	Dated: 27th September 2004

INTERCONNECT AGREEMENT

This agreement is made on this 27th day of September 2004 between M/s Bharat Sanchar Nigam Limited a company registered under the Companies Act 1956 having license to provide all types of services of Telegraph and having its registered office at 5th Floor, Sanchar Bhawan, 20 Ashoka Road, New Delhi- 110 001 and Corporate Office at Statesman House, B-148, Barakhamba Road, New Delhi-110001 (hereinafter called the BSNL) of the ONE PART and M/s Videsh Sanchar Nigam Limited a company registered under the Companies Act 1956 and having its registered office at Videsh Sanchar Bhavan, M.G. Road, Mumbai – 400 001 and Corporate Office at Lokmanya Videsh Sanchar Bhavan, Kashinath Dhuru Marg, Prabhadevi, Mumbai 400 028 (hereinafter called ILDO which expression shall unless repugnant to the context, include its successors in business, legal representatives and administrators or permitted assigns) of the OTHER PART.

WHEREAS the President of India granted to the SECOND PARTY on 5th February 2004 a License under Section 4 (1) of the Indian Telegraph Act, 1885 to provide International Long Distance Service on the terms and conditions specified in such License.

IT IS AGREED AS FOLLOWS:

1)	Each party, i.e. BSNL as well as the ILDO, does hereby agree to:

a)	Interconnect its Network to the Network facilities of the other party; and

b)	Make available to the other party the services, facilities and information as specified in this Interconnect Agreement.

c)	Provide the other interconnected party with interconnection traffic carriage and fault detection of a technical and operational quality that is equivalent to that which each party provides to itself.

2)	The ILDO shall ensure that its interconnect facilities delivered at each point of interconnection (POI) conform to the applicable quality of service (QOS) standards as prescribed by Licensor / TRAI from time to time and technical specifications for interconnection by the relevant delivery date determined pursuant to the provisions of this Agreement.

3)	ILDO shall be responsible to provide, install, test, make operational and maintain all interconnection facilities on its side of point of interconnection (POI) unless otherwise mutually agreed.

4)	ILDO shall comply with all security and safety practices and procedures notified from time to time by the LICENSOR or any other competent Authority authorised by law.

5)	Notwithstanding anything contained hereinafter, it is further agreed and declared that either Party reserves the right to modify at any time the terms and conditions of the Interconnect Agreement, in case of receipt of a direction from the LICENSOR or any other regulatory/competent authority. Any of the terms of this agreement may be reviewed at the request of either party.

6)	This agreement is intended to apply only to the provision of Services by one party to another party and to related matters concerning the parties and may not be construed as conferring benefits on the third persons.

7)	The parties acknowledge that this agreement is intended to apply to the provisions related to International Long Distance Service as mandated in the licence for ILD Services between BSNL as a provider of various Telecommunication Services and the ILDO as a provider of International Long Distance Service and not as a provider of any other service.

8)	(a) The parties agree that billing of subscribers who select ILDO as their international long distance carriers by choosing the assigned carrier access code of ILDO shall be the sole responsibility of the ILDO.

(b) BSNL shall supply on demand from ILDO subscriber related directory information such as name, address, change of address on a computer floppy / CD on monthly basis on payment of charges to BSNL by ILDO which shall be mutually discussed and agreed at the time of implementation of CAC/CIC.

(c) The parties acknowledge and agree that for the purpose of billing of subscribers by ILDO when CAC / CIC is introduced there shall be issues arising in respect of disconnection of subscribers by the access providers due to non payment of dues of one or more ILDOs. To protect the interests of all the parties concerned, it is agreed that the parties shall refer the matter to licensor/regulator to issue necessary guidelines/regulations in this regard, so that these are applied uniformly to all operators.

(d) If the calls are dialled without CAC/CIC and BSNL decides to handover such calls to the ILDO for further carriage and termination in the distant country, BSNL shall do the subscriber billing and collect payments from its subscribers.

9)	The parties acknowledge that substantial costs will have to be incurred by BSNL for Implementation of CAC/CIC based carrier selection for providing choice to the subscribers for availing the services from ILDO. Parties agree that such costs will have to be shared among the ILDOs. The basis of such sharing mechanism may have to be decided by the licensor/regulator for which the parties agree to make a reference to the licensor/regulator for issuing the guidelines. It is further agreed that the BSNL shall be able to take up the work of up gradation for Implementation of CAC/CIC on receipt of the required amount for such upgradation.

10)	In case any of BSNL’s resources and support facilities are availed by the ILDO, BSNL will be free to charge from the ILDO for use of the same.

11)	The parties further acknowledge that they will mutually discuss to arrive at solutions to the issues arising out of any changes in the terms and conditions of the license of either party or any change in Interconnection Regulation at any point of time requiring changes in the interconnection arrangements in this agreement.

12)	Each Party agrees that the other is treated no less favourably than any other with regard to commercial, interconnectivity and other aspects of the Interconnect Agreement.

13)	The chapters from 1 to 9 (One to Nine) and Schedule-I along with the connected Annexure (1 to 5), as given below, specifically lay the terms and conditions as per the respective titles and these terms and conditions shall govern the mutual relations of the parties and they shall form a part and parcel of this Agreement.

14)	In case of any difference of interpretation between contents of the main body of the agreement and the Schedules/Annexures, the contents of the main body shall prevail.

15)	BSNL and ILDO shall try to maximizing traffic flow to each other (within the constraints of Government directions) and ILDO shall handover all the traffic meant for BSNL’s subscribers directly through the designated Level 1 TAX of BSNL nearest to the ILDO’s international Gateway switch located in the same circle.

(16)	BSNL and ILDO shall exchange only ‘Toll Quality Voice Telephony’ traffic at the Points of Interconnection.

INDEX

Chapter	Subject / Title	Pages
		From		To
1.	Definitions	6	-	11

2.	Technical issues pertaining to interconnection	12	-	18

3.	Interconnect Capacity	19	-	23

4.	Testing and commissioning of Interconnect circuits	24	-	24

5.	Interconnect Performances standards	25	-	26

6.	Interconnection charges	27	-	30

7.	Interconnect Billing System	31	-	35

8.	Disputes (other than billing Disputes) and arbitration	36	-	36

9.	Liability, Indemnity and Intellectual Property Rights	37	-	37

	Annexure – 1	38	-	38

	Annexure – 2	39	-	39

	Annexure – 3	40	-	40

	Annexure – 4	41	-	42

	Annexure - 5	43	-	44

	Schedule-1 :
	Access Charges & Revenue Sharing	45	-	57

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed through their respective authorized representatives on the day and year first above written.

Signed and Delivered for and on behalf of BHARAT SANCHAR NIGAM LIMITED.

-/s/-

By	Shri Mahipal Singh
Jt. DDG (Regulation-I), BSNL

Signed on behalf of M/s Videsh Sanchar Nigam Limited

-/s/-

By Shri Satish Ranade, Vice President (Legal) and Company Secretary holder of General Power of Attorney dated 4.6.2003 executed in accordance with the Resolution No. NIL dated 28.3.2003 passed by Board of Directors.

in the presence of:

Witnesses

1.	Arun Gupta,
VP(WS), VSNL

2.	Bhatia Prasad,
Section Officer, BSNL

CHAPTER –1

1. Definitions

In this Agreement, words and expressions will have the following meanings as are respectively assigned to them unless the contrary intention appears from the context:

1.1 “APPLICABLE SYSTEMS” ;	means all the necessary equipment, systems / sub systems and components of the network engineered to meet relevant ITU standards, ITU – T, ITU – R recommendations, TEC Specifications and Industry standards for provision of service in accordance with operational, technical and quality requirements and other terms and conditions of the License Agreement.

1.2 “BILL ISSUE DATE”:	means the 10th of every Calendar month.

1.3 “BILLING PERIOD”:	means the period of one Calendar month commencing on the first day of every month.

1.4 “BILLING INFORMATION”:	means the Information, as specified in Chapter 6 & 7, necessary to ascertain the charges payable by either party under agreement.

1.5 “BSNL”:	means Bharat Sanchar Nigam Limited.

1.5A “BSO”:	means Basic Service Operator.

1.6 “CLI” or “CALLING LINE INDENTIFICATION”:	means the information generated by the Network capability which identifies and forwards the calling number through the interconnected BSNL’s / ILDO’s Network.

1.7 “CONNECTABLE SYSTEM”:	means a telecommunication system, which is authorized to be run under a license, which authorizes connection of that system to the Applicable system.

1.8 “DoT”	means Department of Telecommunications and/or its successors.

1.9 “DIRECT EXCHANGE LINE”:	means a telephone connection between the subscriber’s terminal equipment and the terminal exchange.

1.10 “FUNDAMENTAL PLAN”:	means Numbering Plan, Traffic Routing and Switching Plan and transmission Plan issued by Department of Telecom and as may be amended from time to time.

1.11 “INFRASTRUCTURE PROVIDER (S)”:	means a person or persons providing inactive elements of the telecom network including dark fibers, right of way, duct space, towers, etc. as well as those who provide end to end bandwidth to other service providers.

1.12 “INSTALLED CAPACITY”:	means the total number of lines for which switching equipment is available in the exchange for connection of subscribers.

1.13 “INTERNATIONAL GATEWAY SWITCH”:	means Point of Presence of the ILDO as approved by the Licensor.

1.14 “INTERNATIONAL SERVICE”:	means the telecom services originating in the country and terminating outside the country and vice versa.

Scope of the ILD service is as follows:

The ILD Service is basically a network carriage service (also called Bearer) providing International connectivity to the Network operated by foreign carriers. The ILD service provider is permitted full flexibility to offer all types of bearer services from an integrated platform. ILD service providers will provide bearer services so that end-to-end tele-services such as voice, data, fax, video and multi-media etc. can be provided by Access Providers to the customers except “ Global Mobile Personal Communication Service (GMPCS) including through INMARSAT” for which a separate licence is required. ILD service providers would be permitted to offer international bandwidth on lease to other operators. ILD service provider shall not access the subscribers directly which should be through NLD service provider or Access Provider. Resellers are not permitted.

1.15 “INTER CIRCLE TRAFFIC”:	means the long distance traffic originated in one telecom circle and terminating in another telecom circle.

1.16 “INTRA CIRCLE TRAFFIC”:	means the long distance traffic originating and terminating within boundaries of the licensed Service Area.

1.17 “LOCAL AREA”:	means the geographical area served by an exchange or an exchange system and which is co-terminus with Short Distance Area (SDCA) or where the telegraph authority has declared any area served by an exchange system to be the local area for the purpose of telephone connections. All exchanges within the local area being treated as multi exchange system.

1.18 “LOCAL CALLS”:	“Local calls” are calls which originate from subscribers of a service provider’s network/exchange system in a SDCA and terminate either (i) within the same SDCA or (ii) in the contiguous telephone exchange system of the adjacent SDCA, provided these are delivered/handed over to another service provider’s network in the destination SDCA only.

1.19 “LONG DISTANCE CALL”:	means a call terminating in a Local Area other than in which it originated.

1.20 “LONG DISTANCE CHARGING AREA (LDCA)”:	means one of the several areas into which the country is divided and declared as such for the purpose of charging for trunk calls which generally is co -terminus with Secondary Switching Area (SSA).

1.21 “LONG DISTANCE CHARGING CENTRE (LDCC)”:	means a particular Trunk Exchange in a Long Distance Charging Area declared as such for the purpose of charging Long Distance calls. Headquarters of SSAs are generally LDCCs.

1.22 “LICENSOR”	shall refer to President of India acting through any authorized person, who grants License under Section 4 of Indian Telegraph Act 1885 and Indian Wireless Telegraphy Act 1993, unless otherwise specified.

1.23 “MESSAGE”:	means anything covered within sub-section (3) of section 3 of the Indian Telegraph Act 1885.

1.24 “NATIONAL LONG DISTANCE (NLD) SERVICE”:	means carriage of switched bearer telecommunication service over long distance.

1.25 “NATIONAL LONG DISTANCE SERVICE OPERATOR (NLDO)”:	means the telecom operator providing the required digital capacity to carry long distance telecommunication service within the scope of the License for National Long Distance Service, which may include various types of tele services defined by ITU, such as voice, data, fax, text, video, and multi media etc.

1.26 “OTHER SERVICE PROVIDERS”:	means the operators who offer service for applications like tele - banking, tele – medicine, tele - education, tele – trading, E – Commerce etc. by using infrastructure provided by various access providers. These other service providers (OSPs) do not infringe on the jurisdiction of access providers and do not provide switched telephony.

1.27 “PAY BY DATE”	means the 15th day from the date of issue of bill.

1.28 “PHONOGRAM”	means a telegraphic message sent to or received from a telegraph office by a subscriber over telephone.

1.29 “POINT OF PRESENCE (POP)” in respect of BSO:	means setting up of switching center and transmission center of appropriate capacity by Basic Telephone Service provider at the SDCA level to provide, on demand, service of prescribed quality and grade of service in a non-discriminatory manner.

1.29A “POINT OF PRESENCE (POP)” in respect of NLDO:	means setting up of switching center and transmission center of appropriate capacity by national Long Distance Service provider at the LDCC level to provide, on demand, service of prescribed quality and grade of service in a non-discriminatory manner or as approved by the Licensor from time to time.

1.29B “POINT OF PRESENCE (POP)” in respect of ILDO:	means setting up of switching center and transmission center of appropriate capacity by the ILDO to provide on demand, service of prescribed quality and grade of service in a non-discriminatory manner.

1.30 “PSTN”	means Public Switched Telephone Network.

1.31 “RADIO TRANSMITTER”:	means the Radio Transmitter and Receiver at base stations.

1.31 A “REGULATIONS”:	means the regulations issued by TRAI under TRAI Act, 1997 as amended from time to time.

1.32 “SERVICE AREA”	means the specified territorial telecom circle bounded by geographical limits within which the ILDO is licensed to operate and offer the Service.

1.33 “SERVICE PROVIDERS”	means telecom service provider licensed under Section 4 of the Indian Telegraph Act 1885 for provisions of service.

1.34 “SHORT DISTANCE CHARGING AREA (SDCA)”:	means one of the several areas into which a Long Distance Charging Area is divided and declared as such for the purpose of charging for trunk calls and within which the local call charges and local numbering scheme is applicable. SDCAs, with a few exceptions, coincide with revenue tehsil / taluk.

1.35 “SHORT DISTANCE CHARGING CENTRE (SDCC)”:	means a particular Exchange in a Short Distance Charging Area declared as such for the purpose of charging trunk calls. Headquarters of SDCAs are generally SDCCs.

1.36 “TDSAT”:	means Telecom Disputes Settlement and Appellate Tribunal.

1.37 “TEC”:	means Telecom Engineering Center.

1.38 “TRAI”	means Telecom Regulatory Authority of India

1.39 “VSNL”	means Videsh Sanchar Nigam Limited.

1.40 The following abbreviations shall bear the full expression as mentioned below:

ACM	ADDRESS COMPLETE MESSAGE

ANM	ANSWER MESSAGE

BHCA	BUSY HOUR CALL ATTEMPTS

CAS	CHANNEL ASSOCIATED SIGNALING

CCS7	COMMON CHANNEL SIGNALING NO.7

CON	CONNECT MESSAGE

CG	CALL PROGRESS MESSAGE

CRG	CHARGING MESSAGE

DPC	DESTINATION POINT CODE

ISD	INTERNATIONAL SUBSCRIBER DIALING

I/C	INCOMING

LDCA	LONG DISTANCE CHARGING AREA

NW	NETWORK

O/G	OUTGOING

OPC	ORIGINATION POINT CODE

SDCA	SHORT DISTANCE CHARGING AREA

SDCC	SHORT DISTANCE CHARGING CENTRE

SPC	SIGNALING POINT CODE

SDH	SYNCHRONOUS DIGITAL HIERARCHY

STD	SUBSCRIBER TRUNK DIALING

TAX	TRUNK AUTOMATIC EXCHANGE

TS	TIME SLOT

CHAPTER –2

TECHNICAL ISSUES PERTAINING TO INTERCONNECTION:

2.1	INTERCONNECTIVITY

2.1.1	ILDO’s network shall have interconnectivity with BSNL’s network at the Level-I TAX located at the location of approved International Gateway Switch of the ILDO. This interconnectivity shall be for following types of calls:

a.	Incoming calls to India, which are originated by the subscribers of public networks in other countries, dialed as per ITU approved numbering plan and are meant for terminating in the networks of licensed telecom service providers in India.

b.	Outgoing calls originated by the subscribers of licensed service providers in India, which are dialed as per the national numbering plan i.e. 00 + country code + Area code + subscriber number, and handed over by BSNL to ILDO for further carriage and termination in the country of destination.

2.1.1.1	This connectivity shall not be used for handing over the calls originated in India for termination on subscribers of INMARSAT, GMPCS or other similar services as the tariff and revenue share arrangement are different.

2.1.1.2	For calls other than those mentioned in clause 2.1.1 above, the arrangement shall be discussed separately to arrive at a mutual agreement.

2.1.2	ILDO shall be responsible for providing the required transmission links from/to its network to/from BSNL’s network at interface points under Clause 2.1.1, at TAX level, initially as well as for augmentation from time to time. These links would include passive as well as active transmission links.

2.1.3	ILDO shall not, under this Agreement, directly or otherwise, extend any type of service to BSNL subscribers other than what is provided in this agreement through the access provided by BSNL & vice versa unless otherwise mutually agreed.

2.1.4	ILDO shall deliver incoming traffic for termination in BSNL’s Network only via the POIs with BSNL.

2.1.5	The ILDO shall ensure that its interconnect facilities delivered at each point of interconnection (POI) conform to the applicable quality of service (QOS) standards and technical specifications for interconnection by the relevant delivery date determined pursuant to the provisions of this agreement.

2.1.6	ILDO shall be responsible to provide, install, test, make operational and maintain all interconnection facilities on its side of point of interconnection (POI) unless otherwise mutually agreed.

2.1.7	Switching system to be used by ILDO shall be interface approved against the relevant latest TEC specification.

2.1.8	Any facility obtained by ILDO from BSNL shall not be resold or leased in any manner to a third party.

2.1.9	No by pass of traffic shall be resorted to by any party by delivering the traffic at any point other than as permitted or agreed to under this agreement. In case unauthorized diversion in routing comes to notice, the other party shall be free to disconnect the POI in that area, after intimating other party two weeks in advance. Moreover, the resources shall be used for the purpose for which these have been earmarked and no other service shall be offered by utilizing such resources without agreement of other party.

2.1.10	Irrespective of who owns a transmission system of the link interconnecting one party’s exchange to the exchange of the other party, each party subject to availability and feasibility may provide accommodation for the terminals of such equipment of the other party located in its premises. Each party may permit mounting of antennae for interconnect link owned by the other party on its transmission towers subject to feasibility. Rental for use of such space and mounting shall be determined by the provider of such facility. Arrangements for installation, operation and maintenance of such equipment will be arrived at by mutual agreement. BSNL will provide the services for maintenance & operation of interconnect end link equipment at its end on chargeable basis on mutually agreed terms & conditions.

2.2	CALLS FROM BSNL NETWORK/SUBSCRIBER TO ILDO’S NETWORK AND VICE VERSA.

2.2.1.1	Calls from BSNL’s subscriber or BSNL’s network to ILDO’s network will be routed in the BSNL network up to the farthest point i.e. up to BSNL’s designated Level-I TAXs with which ILDO has established its POI for further carriage by ILDO through its approved international gateways switch. ILDO shall accept outgoing ISD calls for all the countries at each of its POI.

2.2.1.2	Similarly the ILDO will deliver the incoming international calls at any of the POIs.

2.2.1.3	The formation of various trunk groups in the POIs is to be done as prescribed in relevant tables in Schedule I – Appendix A

2.2.1.4	BSNL retains the right to handover its outgoing ISD calls to any of the licensed interconnected international long distance service provider who offers the best rates/commercial terms to BSNL.

2.2.2	Transit calls which ILDO desires to transit through BSNL and meant for termination in network of any other service provider will be allowed on mutually agreed terms and conditions.

2.3	INTER-CONNECT LINK ARCHITECTURE

2.3.1	TRANSMISSION MEDIA

2.3.1.1	All transmission systems shall be of the digital type and shall, in case they are asynchronous, follow or be inherently compatible with 2/8/34/140 Mb/sec. hierarchy as per ITU-T G 703 Recommendation. Further, SDH systems as per ITU-T G.708 Recommendation will also be permitted.

2.3.1.2	Use of DXX (Digital Cross Connect) or equipment with similar functionality is not permitted on links connected with BSNL. However, it shall not preclude use of SDH equipment on point-to-point basis between ILDO’s ILD Gateway and interconnecting Level I TAX of BSNL. If bandwidth compression techniques, which reduce the bit rate of a voice channel less than 64 Kb/Sec., are used, in the network of ILDO, it shall provide conversion equipment for 64 Kb/sec. at the interface points with BSNL’s switching and transmission systems. It is however, agreed that no bandwidth compression techniques shall be used on Interconnection transmission links between ILDO’s network and BSNL’s network unless mutually agreed.

2.3.2	NETWORK INTERFACE

2.3.2.1	The interworking between the network of BSNL and the network of ILDO shall be at 2 Mb/sec PCM following relevant latest TEC specification.

2.4	SIGNALING

2.4.1	The signaling with the exchange of ILDO shall be CCS7 in compliance with national CCS7 specifications for tandem working as modified from time to time. This agreement does not provide for carriage and termination of any calls by ILDO/BSNL respectively where carriage indicator parameter is “NO CHARGE”. If the charge indicator parameter in ACM/ANM/CPG/CON is received as “NO CHARGE”, BSNL and ILDO reserve the right to reject the call.

2.4.2	For CCS7 interworking, the coding of Originating Point Code (OPC) and Destination Point Code (DPC) and Signaling Link Selection (SLS) shall be based on national CCS plan as revised from time to time.

2.4.3	TS ‘0’ shall be used for synchronization and TS ‘16’ shall be used for the purpose of signaling.

2.4.4	Unused bits in TS ‘0’ of the frame, not used for frame alignment, shall be set to 1. Similarly, unused bits in TS ‘16’ of the frame 0, which is used for multi-frame alignment work, shall be set to 1.

2.4.5	Basic error correction (layer 2) method shall be used.

2.4.6	BSNL’s signaling network shall be used only for such calls for which voice path is being established through BSNL’s network. Messages on CCS7 links shall remain limited to mandatory messages, which relate to call set up and release.

2.5	TRAFFIC

The traffic on the junction between the BSNL Exchange and the ILDO Exchange shall be taken as per Clause 1.2.3.2 of Volume I Section A Chapter 1 of G/LLT-01/03 Sept.95 as amended from time to time.

2.6	SYNCHRONISATION

ILDO shall be responsible for synchronizing his Exchange with BSNL’s Exchange. The Synchronization arrangement and equipment of the ILDO’s Exchange shall comply with Clause 4 of TEC specification No.G/PNI-03/01 Sept.95 as modified from time to time. Information regarding priority of different input clocks shall be given by BSNL to the ILDO.

2.7	TESTING OF JUNCTIONS

ILDO’s Exchange shall provide the facility of junction testing as per Clause 10.3 of volume II, Section C Chapter 10 of G/LLT-01/03 Sept.95 as modified from time to time.

2.8	ALLOCATION OF PERFORMANCE PARAMETERS

2.8.1	CCS 7 performance parameters shall conform to the National CCS7 Plan R/NSP-01/01 Sep. 94.

2.8.2	All transmission, parameters apportioned for the network operator portion of the call shall comply with National Transmission Plan. Parameters not specified in Transmission Plan shall comply with ITU recommendations.

2.9	NETWORK INTERCONNECTIVITY

2.9.1	DIVERSITY

2.9.1.1	Analogue routing shall normally not be permitted.

2.9.1.2	All traffic routes to the extent possible shall be supported by at least two CCS7 links. Each link shall be provided in a separate 2048 Kb/sec. System.

2.9.1.3	Both way trunks (BWT) shall be used.

2.9.1.4	Provision of number of interconnect links in a particular direction shall be dimensioned for a grade of service as specified by BSNL or TEC from time to time. All the interconnect links shall be provided as per the rates prescribed in Chapter 6 subject to change from time to time.

2.10	CIRCUIT SELECTION

The circuit selection protocols shall conform to National CCS 7 specification as amended from time to time.

2.11	NUMBERING PLAN

2.11.1	ILDO has been allocated carrier selection code by the LICENSOR for dynamic selection of carrier for International long distance calls. All calls for which dynamic carrier selection code has been dialed shall be routed accordingly subject to technical feasibility.

2.11.2	All the digits received from calling party including ‘0’ shall be passed across the interface (ROD=1).

2.12	CALLING LINE IDENTIFICATION

2.12.1	ILDO’s network shall be capable of transmitting and receiving calling line identification, which shall include Area code and subscriber number.

2.12.2	Malicious call line identification shall be transported across the network as required by Law Enforcing Agency subject to technical feasibility.

2.12.3	Disclosure of identity of calling line will be subject to provisions of law and this facility will be made use of for technical, commercial and administrative requirements as prescribed by the Licensor from time to time.

2.12.4	No tampering / alteration of CLI of calls handed over at the POI with BSNL shall be done by ILDO. Instructions of Licensor in this regard shall be followed by ILDO failing which the concerned POI of ILDO shall be disconnected under misuse after giving one week notice in addition to other actions prescribed in this agreement elsewhere.

2.12.5	The switches of BSNL, which do not have CLI based call barring capability or are not having CDR based offline-billing capability, shall be technically non feasible for provision of point of Interconnection. However, in case ILDO agrees to give an undertaking to BSNL that in the absence of such capabilities in BSNL’s switches, it shall abide by all terms and conditions including MCU based arrangements for the purpose of measurement and billing of interconnect traffic as mutually agreed and thus mentioned in this agreement and that this arrangement will not be a matter of dispute, then BSNL shall provide POIs to ILDO in such switches, if otherwise feasible to do so.

2.13	CCS7 SIGNALLING POINT (SP) CODE ASSIGNMENT

The ILDO may develop its CCS7 signaling network. BSNL will allocate SP Code for the signaling nodes that will be used for Points of Interconnection. The allocation of SP Codes for all other CCS7 signaling nodes within the ILDO’s network will be decided by the LICENSOR.

2.14	USE OF HIGHER LAYER PROTOCOLS

2.14.1	Where telecommunication services require higher layer protocols for inter-working/interfacing, it may be discussed and an agreement arrived at separately.

2.15	NETWORK INTEGRITY AND SCREENING

2.15.1	ILDO shall be responsible for preventing the transmission of any signaling message across the connecting network, which does not comply with, inter working specification of TEC No.G/PNI-03/01 Sept. 95.

2.15.2	Efficient arrangement for screening function shall be established by the ILDO at his Gateway exchange to detect signals outside the inter-working specification of TEC No.G/PNI-03/01 Sept.95 referred above.

2.15.3	Screening arrangement shall include rejection of communications or discarding information fields, which do not comply with the specification. It will be the responsibility of the ILDO/BSNL that network integrity is protected and maintained.

2.16	PROTECTION

It shall be ensured that in case the transmission of voice signals to BSNL/ILDO network requires power feeding, then not only the safety of the equipment shall be ensured but also of the personnel maintaining it. In this regard, safety requirements of accidental human touch of feeding voltage as prescribed in BIS document No. IS 8437 shall be referred for limits.

CHAPTER – 3

INTERCONNECT CAPACITY

TRANSFER OF INFORMATION, DATA AND FORECASTING FOR TIMELY PROVISIONING OF SERVICES

3.1	CAPACITY ORDERING

3.1.1	Demands/Forecasts of either party i.e. BSNL and ILDO, on the other for the following shall be firmed up at least 12 months* before the date on which the required connectivity or circuits is/are required.

i)	number of ports (2048 kb/sec digital trunks) and type of signalling in the level-I TAX, location-wise.

ii)	addition to the traffic capacity of the exchanges in Erlangs and call handling capacity in BHCA.

iii)	number of exchanges and signalling capacity to be connected over CCS7 signalling.

iv)	Route wise expected traffic dispersion.

* Provided that this time frame shall be six months for demand made for the first occasion in the first year of License period. However, this does not preclude the possibility of earlier provisioning of the interconnect capacity in full or in part subject to technical feasibility and availability.

3.1.2	The requirements mentioned in Para 3.1.1 shall be furnished in the prescribed Performa given in Annexure 2 hereto.

3.1.3	As stated in Clause 2.1.2 and as per Clause 6.1.1 herein below, ILDO shall be responsible for providing the required transmission links to and from BSNL’s network at permitted interface points at Level-I TAX initially as well as for augmentation from time to time. However, in case ILDO requests BSNL in writing to provide such links, to interconnect ILDO’s network to BSNL’s network, then BSNL, may accept such request and set up the link upon payment of charges as may be prescribed by BSNL from time to time.

3.1.4	The party receiving the interconnect capacity demand shall intimate, within a period of 30 days from the date of receipt of appropriate demand, either the acceptance or otherwise an alternative proposal for meeting this demand. In case no response is made within 30 days, it will be treated as accepted demand and interconnection seeker shall be free to deposit the prescribed amount for the required number of ports.

3.1.5	After the acceptance of interconnect capacity demand, in full or part, BSNL will issue a bill based on the accepted interconnect capacity demand, calculated as per Chapter-6, within 30 days to the ILDO for the advance charges for the first year’s use of connection. The ILDO shall pay such bill within 30 days of the date of issue of bill failing which, BSNL will not be obliged to provide the interconnect capacity.

3.1.6	The above stated interconnect capacity demand will be treated as firm demand from the date of receipt of the first year’s advance payment of the port charges. The advance payment thus received by BSNL from ILDO will be adjusted against the first year’s (reckoned from the date of actual provision of connection to the ILDO) port charges for the connections, calculated as per Chapter-6. In subsequent years, the annual connection charges for the link connections will be paid each year in advance by ILDO.

3.2	CAPACITY ORDER TIME SCALE

3.2.1	The time scale for the provision of capacity Ready For Testing shall be 12 months following the date of receipt of the firm demand. However, in exceptional cases, a longer or a shorter time frame can be mutually agreed.

3.2.2	The ILDO shall ensure that the interconnect capacities are got tested within 30 days of the date these are made available by BSNL and these capacities are used fully within a period of three months from the date of commissioning. After expiry of six months extendible to nine months on request, the demand shall be deemed to be withdrawn at the option of BSNL if these are not put to full use by ILDO and BSNL shall be free to use these capacities as required.

3.3	LIQUIDATED DAMAGES

3.3.1	After placement of a firm demand to provide the interconnect capacity, if BSNL fails (otherwise than through an act of omission of the ILDO) to make available the connection on a ready for test date within a period of 12 months (or any other mutually agreed time frame) from the date of receipt of advance payment as in Para 3.1.5 and 3.1.6 above, then BSNL shall pay, on demand, to ILDO, LIQUIDATED DAMAGES for such delays calculated as follows:

a)	i) 0.5% of annual connection charge calculated for each PCM link/port as per clause 6.3.1 (a) & (b)/(c) of Article 6 for the number of connections not made available on the ready for test date as per the relevant firm demand multiplied by number of days following the ready for test date till the required connections are made available for ready for test.

ii) For the purpose of calculation of Liquidated Damages, the said quantum of delay in provision of connections, shall be reckoned from the date of expiry of 12 months period from the date of receipt of advance/firm demand up to the actual date of issue of notification certifying that such capacity is ready for testing.

Illustration: -

Where,

i)	Annual Link charges	= Rs.1000 per annum per link
ii)	No. of links required	= 20
iii)	No. of links provided by
	Ready for test date	= 15
iv)	Balance links provided
12 days after ready for
	test date	= 5
v)	Amount of L/D charges	= 1000 x 0.5 x 12 x 5 = Rs.300
100

(b) The maximum number of days for which the liquidated damages are payable is limited to 30 days.

(c) The payment of liquidated damages shall not release the BSNL from the obligation to deliver the ordered connections to the ILDO. In exceptional cases where the delay is beyond 30 days, BSNL shall be liable to explain the reasons to ILDO and also to indicate the revised ready for test date.

3.3.2	In those cases where interconnection links are being provided by ILDO and ILDO fails (otherwise than through an act of omission of BSNL) to make available connections on the ready for test date i.e. 12 months (or mutually agreed time frame) from the date of advance payment of port charges to BSNL, then ILDO shall pay, on demand, to BSNL the liquidated damages for such delays calculated as follows:

a)	0.5% of annual port charges calculated for each port as per clause 6.2.1 of Chapter-6 for the number of connections not made available on the ready for test date as per relevant firm demand multiplied by the number of days following the ready for test date, till the required connections are made available for ready for test.

b)	The maximum number of days for which the liquidated damages are payable, is limited to 30 days.

c)	The payment of liquidated damages shall not release the ILDO from the obligation to deliver the requisite connections/links.

3.4	CANCELLATION OF FIRM DEMAND

3.4.1	ILDO may cancel a firm demand made for interconnections required by him at any time prior to ready for test date, by a written notice to BSNL. In the event of cancellation of an order for interconnection more than 30 days after its placement, ILDO shall pay cancellation charges to BSNL as provided in Annexure– 3 hereto.

The amount deposited by ILDO in accordance with paragraph 3.1.6 above for provision of connections for the relevant capacity firm demand shall be refunded to ILDO after deducting appropriate cancellation charges.

3.5	REMOVAL AND CESSATION OF INTERCONNECT CAPACITY

3.5.1	Either party may place a written order on the other for the removal and cessation of interconnect capacity.

3.5.2	If ILDO requires the removal of, in part or in full, interconnect capacity already provided under this agreement then an order (in short “removal order”) shall be placed on BSNL to that effect. BSNL will in turn verify the requirement and remove the capacity within 30 days (or mutually agreed time frame) from the date of receipt of the removal order.

If BSNL after receiving the request disagrees with the proposed removal, then the capacity will not be removed until joint agreement is reached in accordance with the dispute resolution procedure as laid down in Chapter-8.

3.5.3	A removal certificate will be issued by BSNL to ILDO for the removed capacity within one month of the completion of the removal work.

3.5.4	The cost of removal of such capacity thus agreed upon, as payable by ILDO to BSNL shall be as prescribed in Chapter-6 in respect of such capacity. In the case of links provided on Rent & Guarantee basis, the prevalent terms and conditions of BSNL for Rent & Guarantee cases, will apply.

3.6	TRAFFIC FORECAST

3.6.1	The content of the traffic forecast at each POI/Location shall be as follows:-

-	Traffic from ILDO to BSNL.

-	Traffic from BSNL to ILDO’s network. It will be taken as 25% of the traffic forecast from ILDO to BSNL network.

3.6.2	Each traffic forecast shall contain

-	BHCA

-	Busy hour Traffic in Erlangs.

3.6.3	Busy hour may vary for various exchanges and it shall be determined from actual traffic figures in the network.

3.6.4	The traffic figures indicated in the forecast shall be reviewed after the implementation of the ILDO’s network on monthly basis. Both parties shall provide traffic report on all trunk groups used for interconnection.

3.7	ENHANCEMENT OF STANDARDS AND FEATURES

3.7.1	If any change in BSNL’s / ILDO’s network/system is introduced to comply with international standards and national standards, costs associated with such changes that either party has to make in its network/system to maintain interconnectivity with other’s network shall be borne by the respective parties.

3.7.2	Normally the altering party shall notify in writing at least 12 months in advance setting out details of the nature, effect, technical details and potential impact on the other party’s system of such alteration. A notice period shorter than 12 months can also be considered in exceptional circumstances by mutual agreement.

3.7.3	Either party requiring enhancement of features in switching and transmission systems to meet new or unforeseen situations and demands shall notify the other party at least 12 months in advance.

CHAPTER - 4

TESTING AND COMMISSIONING OF INTER CONNECT CIRCUITS

4.1	TESTING TIME TABLES

4.1.1	The party installing the equipment and requiring inter-connectivity tests shall, before the Ready For Test date, notify to the other party certifying that such capacity is ready for testing.

4.1.2	BSNL and ILDO shall commence joint testing of interconnect circuits within one month after the relevant Ready For Test Date. The format for Ready For Test intimation shall be designed in consultation by both the parties i.e. BSNL and ILDO. The result of joint testing, recorded by duly authorized representatives of each side, shall be binding on both the parties.

4.1.3	If, for good reason, either party is unable to proceed with testing of any interconnect circuit, then that party shall notify the other in writing at least 10 working days prior to scheduled Ready For Test date where after testing will be rescheduled by mutual agreement and testing carried out on such rescheduled date.

4.1.4	If the parties are unable to agree upon a mutually acceptable date for the testing of the interconnect circuits, then either party may notify the other that it wishes to resolve the disagreement in accordance with Chapter - 8 and in such an event the dispute resolution procedure set out in that chapter will come into operation.

4.1.5	On the Ready For Service Date, both parties will certify to confirm that the interconnect circuits have been satisfactorily tested and are ready for putting into service Such certificate will be worded as mutually agreed by both parties so far practicable.

4.2	TESTING AND COMMISSIONING PROCEDURES

4.2.1	BSNL shall provide the test schedule to ILDO, within 20 working days of a written request by the ILDO.

4.2.2	Details of testing procedure format/Guidelines will be as mutually agreed. The parties will jointly test the equipment to ensure that the equipment meets the necessary technical parameters and performance standards in a reasonable and efficient manner.

4.2.3	Testing time scales will vary according to the capacity ordered and the relevant testing scenario shall be developed in advance by BSNL.

4.2.4	In Case BSNL shall require and demand any testing equipment / facilities from ILDO to carry out required interconnect tests, the same shall be provided by ILDO.

CHAPTER - 5

INTERCONNECT PERFORMANCE STANDRARDS

5.1	GENERAL

i)	Each party shall be responsible for running its own system and ensuring the safety of such system.

ii)	Fault reporting mechanism for interconnect operational problems will be initially worked out jointly by both the parties and this mechanism shall be upgraded from time to time.

5.2	FAULTS IDENTIFICATION AND REPORTING

i)	Each party shall advise its customer to report all faults to its own Fault Reporting Center.

ii)	If a customer of one party reports a fault to the Fault Reporting Center of the other party to which it is not directly connected, such latter party will promptly inform the customer of the correct number to report the fault.

iii)	If a major fault occurs which is likely to affect systems of both parties, the party who first becomes aware of the fault shall promptly notify the fault to the other.

iv)	If one party identifies a fault occurring in its system, which may have adverse effect on the other party’s system, the first party will promptly inform the party of the actions being taken to resolve the problem.

5.3	NETWORK RESTORTATION

The parties will develop and record (to form operating instructions) a series of agreed response time for different network fault conditions on the basis of following principles:

i)	Clearance of faults affecting the network will take priority over the clearance of individual faults.

ii)	They will automatically bring in any standby capacity available and/or carry out network management actions to restore service to the extent feasible.

iii)	They will observe equipment alarms and carry out testing to identify the nature and location of the fault in co-operation, as deemed necessary, with the other party.

iv)	They will keep each other informed of progress on a regular basis.

v)	If temporary repairs are made by one, the other party must be informed of this fact. Other party shall also be informed of service impact of temporary repair and the estimated time of full restoration.

5.4	PLANNED MAINTENANCE/WORKS

i)	Each party will give at least 7 days notice of any planned maintenance, which may affect the other’s system.

ii)	Each party shall make its best efforts to minimize disruption and where possible alternative routing will be provided. Equipment design and link engineering should have such redundancy that for any planned work the traffic is not severely affected.

5.5	REVIEW MEETINGS

5.5.1	Review meetings shall be held normally at an interval of 4 months at appropriate level at the headquarters of the ILDO or at the headquarters of Circles in which the international gateway of ILDO is located and interconnected with the Level-I TAX of BSNL, to sort out various interconnect and network related problems affecting the interconnectivity.

CHAPTER - 6

INTERCONNECTION CHARGES

6.1	INTERCONNECTIVITY TO BSNL NETWORK.

6.1.1	Provision of links to interconnect ILDO’s network with BSNL’s network at the technically feasible interconnecting exchange will be the responsibility of the ILDO as provided under Clause 2.1.2.

6.1.2	The cost of terminating equipment including devices for measurement of traffic/revenue share specifically asked for by ILDO at the POI shall be payable by ILDO.

6.2	CONNECTION CHARGES

6.2.1	SET UP COST

ILDO shall pay to BSNL one time charge, towards configuration, testing and commissioning charges, @ Rs [text redacted] per PCM port subject to a maximum of Rs [text redacted] per POI location per occasion for set up of POIs.

6.2.2	PORT CHARGES

S.N.	Demand for No. of PCMs from the ILDO as accepted by BSNL in an exchange on each occasion	Annual interconnect port charge per PCM termination (excluding the cost of infrastructure viz land, Building, air-conditioning etc for interconnect link) (In Rupees)
1	1 to 16 PCMs	N*55,000
2	17 to 32 PCMs	8,80,000 + (N-16)*30,000
3	33 to 64 PCMs	13,60,000 + (N-32)*20,000
4	65 to 128 PCMs	20,00,000 + (N-64)*15,000
5	129 to 256 PCMs	29,60,000 + (N-128)*14,000

Note: ‘N’ above refers to the number of ‘ports’ provided by BSNL to ILDO within the capacity ranges under the column ‘No. of Ports’.

6.2.3	OTHER CHARGES

6.2.3.1	It shall not be mandatory for BSNL to provide any infrastructure to ILDO which ILDO itself is supposed to arrange.

6.2.3.2	For the infrastructure referred to in Clause 2.1.10 like space in BSNL’s building, provision of power supply, air conditioning, mounting of antennas on towers or building tops if feasible for the interconnect link, the charges and other terms & conditions for the same will be as prescribed by BSNL from time to time separately.

6.2.3.3	Irrespective of what has been mentioned in Clause 2.1.10 permission to mount antennae or use of space/duct etc. for interconnection link shall not be mandatory and will be subject to availability keeping the long-term requirement of each party in view and mutual agreement. The charges for such accommodation and infrastructure shall be as prescribed by the Interconnection Provider from time to time. The installation of the link equipment may be done by the ILDO itself and no independent room etc. will be provided by BSNL. The end link equipment will be installed in the transmission room of the building where interconnection will be taken by ILDO. After commissioning of the end link equipment, the same shall be taken over by BSNL for operation and maintenance and the staff of the ILDO will not be allowed entry for day-to-day maintenance. The operation and maintenance charges for end link equipment at BSNL end will be charged from the ILDO along with the rental for space and other infrastructure such as AC, power etc. BSNL will undertake the operation and maintenance of interconnect equipment installed by ILDO in its premises and will charge the ILDO for the same. The entry of ILDO’s personnel on a regular basis shall not be allowed in BSNL’s premises but shall be for level II maintenance on need basis.

6.3	INTERCONNECT USAGE CHARGES

6.3.1	Interconnect Usage Charges (IUC) shall be payable by ILDO to BSNL for the calls handed over by ILDO to BSNL network. Likewise Interconnect Usage Charges shall be payable by BSNL to ILDO for the calls handed over by BSNL network to ILDO network. Interconnect Usage charges include termination charge, carriage charge, transit charge and access deficit charge (ADC) as applicable.

6.3.2	Interconnect Usage Charges (IUC) payable by ILDO to BSNL shall be as per details enclosed in Schedule I. Similarly, IUC shall be payable by BSNL to ILDO as per Schedule I. This Schedule I may be amended as per applicable TRAI’s Regulation or as mutually agreed from time to time. Interconnect Usage Charges shall not be linked with any tariff plan provided by BSNL to its own subscribers or any other categories of service providers.

6.3.3	The traffic from / to ILDO network delivered on any BSNL’s SDCC Tandem from NLDO’s LDCC TAX will be measured on the incoming / outgoing junctions of the BSNL’s SDCC Tandem.

6.3.4	All the required information as prescribed in Schedule I shall be submitted by ILDO to BSNL in a timely manner.

6.3.5	The charges as above shall be payable on monthly basis before the pay by date. These payments shall in no way be linked with collection of charges by ILDO from the customers or from other service providers.

6.4	BILLING

6.4.1	IUC shall be billed based on bulk billing of traffic recorded at the point of interconnection.

6.4.2	At present CDR based billing system for POIs is not available in BSNL’s network at all locations. Wherever BSNL is having CDR based billing system for POIs, BSNL shall bill the IUC based on processing of CDRs. However, wherever CDR based billing system is not available in BSNL’s network, the billing of IUC shall be done based on IUC pulses as described in Schedule I. The per MCU charge for these IUC pulses being Rs 0.10 for all types of calls except originating ISD calls and any other call specially specified in which case per MCU charge shall be Rs 1.20. BSNL reserves the right to charge Access Deficit Charge (ADC) based on distance from originating SDCC to terminating SDCC as and when necessary technical arrangements are put in place by BSNL.

6.4.3	ILDO shall bill the IUC for calls terminating in its network based on processing of CDRs.

6.4.4	Interconnect Usage Charges shall be billed by BSNL based on bulk billing of traffic recorded by BSNL at the point of interconnection.

6.5.2	Review

The incoming and outgoing rates as above are valid from 01st April 2004. The review can also be done subject to following events:-

(i)	TRAI’s determination/regulation on access charges / revenue sharing and interconnection arrangements with ILDOs.

(ii)	The total outgoing traffic volumes exceeds the incoming volume in any month.

(iii)	CAC is introduced whereby the subscriber is able to directly select the ILDO.

(iv)	Mutual agreement between the two interconnecting operators.

(v)	In case significant reduction in customer tariff as announced by other ILDOs.

6.6	CHARGES FOR ENHANCEMENT OF FEATURES IN SWITCHING AND TRANSMISSION SYSTEMS.

6.6.1	In case, any enhancement of features is required in the network of BSNL for enabling interconnection and start of services of the ILDO to meet the requirements of his license for International Long Distance Service, the charges for such enhancement shall be payable by the ILDO as determined by BSNL. If these enhanced features are made use of by other ILDOs within a period of 12 months from the date of such up gradation, they will proportionately share this cost with the earlier ILDO who has paid for it.

6.6.2	ILDO shall pay to BSNL the charges as decided by BSNL for the cost of enhancement of features in its switching and transmission networks and their up-gradation, if any, for providing the specific facilities requested by the ILDO which are not available with BSNL at the location of the POI.

CHAPTER - 7

INTERCONNECT BILLING SYSTEM

7.1	BILL INFORMATION

7.1.1	BSNL shall provide to ILDO information relating to detailed billing/trunk group bulk billing as may be reasonably required for ascertaining the charges payable by ILDO under this agreement on monthly basis.

7.1.2	The BSNL or the ILDO shall have the right in case of dispute, having given the other not less than 10 clear and working days advance written notice to such effect, to receive the relevant books and/or detailed records of successful calls of the other relating to a period not exceeding one year prior to the date of inspection, for the purpose of verifying the Billing information provided by the other in respect of such period.

7.1.3	Each party shall keep all books and records relating to Billing Information provided by it to the other, in respect of access charges (Schedule-I) for a period of one year from the end of the Billing Period in respect of which such Billing Information was delivered to the other. If a request has been made as per provisions in 7.1.2 such records will have to be preserved till final settlement of the case.

7.1.4	In the event that at any time during the continuance of this Agreement the Billing System of either Party malfunctions and is unable to provide all or part of the Billing Information necessary for such party to prepare a bill to the other, the other party shall at the request and expense of the first mentioned party use its reasonable endeavors to supply the necessary Billing Information to the first mentioned Party without any legal liability to the first mentioned party for the contents of such Billing Information. Either party shall be responsible to cover its liability for payment of taxes imposed by the Central or State Government, as the case may be.

7.2	ISSUE OF BILLS

7.2.1	The bill shall be issued at each POI by BSNL for the net traffic after deducting the charges payable for the outbound traffic. The bill shall be issued on monthly basis and shall be payable within 15 day of the date of issue. The payment shall be by way of cheque/demand draft in favour of the designated authority of BSNL, drawn at the local branch of any scheduled bank at the place where such designated authority of BSNL is located. This Clause shall be revised whenever dynamic carrier selection for ILD is introduced and subscriber billing is carried out by the ILDO.

7.2.2.1	Bills for telecom resources and other support facilities, such as connection charges, charges for leased facilities and charges for enhancement of features, if availed by the ILDO will be issued by BSNL and paid by the ILDO at the intervals specified in this agreement.

7.3	TERMS OF PAYMENT

7.3.1	BSNL and the ILDO agree that:

	i)	The payment of bills will be made by the ILDO within the time specified in Clause 7.2 above.

	ii)	The mode of payment will be through Cheque/Demand Draft in favour of the designated authority of Maharashtra Circle, BSNL, drawn at the local branch of any scheduled bank in Mumbai.

	iii)	All payments due to BSNL will be paid without set off (netting) or counter claim and shall be free and clear of any withholding or deductions.

	iv)	If the bill issuing authority subsequently finds that some charges have been omitted from the bills issued, he will include the omitted charges in the subsequent bills at any time, but within 12 months from the date of issue of the relevant bill except in cases where additional billing becomes necessary due to the tariffs/rates changes notified subsequently with retrospective effect by the appropriate authority.

7.3.2	(i)	If due payment is not received within the specified period outlined in the bill, the BSNL shall have a right to obtain payment through encashment of bank guarantee which shall be provided by the ILDO in favour of BSNL. The Bank guarantee will be en-cashed in case of a default in payment by ILDO.

	(ii)	The encashment of the bank guarantee shall not detract in any manner, the BSNL from discontinuing the use of its facilities by the ILDO after failure in making due payment. Provided, before disconnecting the said facilities, 30 day’s notice shall be given to the ILDO but such notice will not be construed to have any link or connection with the encashment of Bank Guarantee.

	(iii)	In case of such disconnection of POI of NLDO the same shall be restored on settlement of all pending dues, along with payment of reconnection fees by NLDO. BSNL shall charge a reconnection fees @ Rs [text redacted] per PCM port subject to a maximum of Rs [text redacted] per POI location per occasion of disconnection of POIs. Such reconnection fees shall also be charged in case of restoration of POIs disconnected due to any other reason permissible under this Interconnect Agreement.

7.4	In the event of delayed payment by the ILDO, interest will be charged on the due amount at the following rates:

Period of Delay		Interest Rate (per annum)
A.	For the first two occasions of delay:

	(i) Delay of 15 days beyond the Due date	15%

	(ii) Delay beyond 15 days but up To the next 15 days	18%

B.	For the third & subsequent occasions of delayed payment:

	(i) Delay of 15 days beyond the Due date	18%*

	(ii) Delay beyond 15 days but up to Next 15 days.	21%*

C.	For Delay beyond 30 days at any of the occasion

An interest rate of 24% per annum subject to a minimum of Rs 25,000/- per PCM port per month or part thereof.

*	Note: This stipulated interest rate or the prevailing prime lending rate of State Bank of India plus 5% (Five percent) per annum (compounded monthly), which ever is higher, shall be applicable.

Explanation

The interest referred above will also be applicable in case the bill is disputed but subsequently it is found to be in order by the appropriate authority.

7.5	SETTLEMENT OF DISPUTES REGARDING WRONG/EXCESS BILLING:

7.5.1	The bills issued by BSNL based on bulk record shall be final. In case of difference up to 0.25%+/- with the billing record of ILDO, the amount billed by BSNL shall be treated as final. If the difference is more than +/-0.25%

but upto +/- 2%, payment shall be made by ILDO. However, reconciliation of variance shall be carried out by both parties and will be subject to dispute resolution mechanism. Variance beyond this limit also shall be subject to dispute resolution mechanism as specified in the Interconnect Agreement. However, ILDO shall pay to BSNL the undisputed amount plus 50% of the disputed amount subject to a minimum of an amount equal to previous month’s billed amount immediately.

7.5.2	In the event ILDO disputes the accuracy of a bill delivered by BSNL pursuant to this Agreement, it will, as soon as practicable, but in any case before the pay-by-date notify the billing liaison contact of BSNL of the nature and extent of the dispute along with all details reasonably necessary to substantiate its claim, which shall be reasonably capable of being verified by BSNL.

7.5.3	In case of calculation or clerical error in the bill, the bill issuing authority after verifying the bill, if it finds the errors genuine, will correct the relevant bill accordingly within three days of the receipt of the complaint.

7.5.4	In cases other than those referred in clause 7.5.3, ILDO shall immediately obtain a provisional bill from BSNL before the pay by date of the original bill on the basis given in clause 7.5.1. The provisional bill shall be paid by the ILDO before the pay by date indicated in the provisional bill. Thereafter, within 7 days of the issue of the provisional bill, the ILDO shall approach the designated authority of BSNL along with all his relevant records based on which the ILDO disputes the bill issued by BSNL. The ILDO shall, in consultation with the designated authority of BSNL, settle the dispute within 15 days of the issue of the provisional bill referred in this clause. In this consultation, the records made by the measurement devices located at the BSNL interface point shall have precedence over the records of the ILDO. If after consultation, it is found that the bill issued by BSNL is correct, the balance amount of the bill, which was kept under dispute after the issue of the provisional bill), will also have to be paid by the ILDO within 7 days of the settlement of such dispute.

7.5.5	After the settlement of the dispute, if balance of the due payment is not made within the period referred to in clause 7.5.4, the BSNL shall discontinue the use of its facilities by the ILDO immediately on occurrence of this default. Restoration of the facility will be made only on clearance of the dues payable by the ILDO.

7.5.6	(i) Notwithstanding provided herein above, if the dispute over the accuracy of the bill fails to be resolved, in the manner already provided, the dispute shall be referred to the CMD BSNL, as an expert and not as an arbitrator, for resolution of the dispute. The decision of the CMD BSNL shall be final and binding.

(ii) Each party shall continue to fulfill its obligations under the Interconnect Agreement during the pendency of dispute and while dispute resolution process invoked under sub Para (i) above except that BSNL shall not be obliged to continue to provide and / or restore the interconnect services when all due payments are not made by the ILDO.

(iii) Any party shall not use any information obtained from other party during the course of dispute resolution process under this clause for any purpose other than to resolve the dispute and such information shall not be used in litigation.

7.6	Bank Guarantee

Initially Bank Guarantee shall be furnished by the ILDO for an amount of Rs. One Crore, for each of the POIs at Level I TAX of BSNL. The bank guarantee for payment of billed amount is to be submitted for each of the POI, separately.

Later based on average monthly billing for the period of 4th, 5th and 6th months for each POI, the bank guarantee equal to 2 months average billed amount as above or Rs One crore whichever is higher shall be provided separately to the designated office of BSNL for each POI in the prescribed performa. Upon receipt of Bank guarantees as above, the initial bank guarantee shall be released. The requisite performa, term and condition for the bank guarantee are enclosed as Annexure- V.

CHAPTER - 8

DISPUTES AND ARBITRATION

8.1	DISPUTES OTHER THAN BILLING DISPUTES

8.1.1	Both parties shall use their best efforts in good faith and best intention to resolve disputes by mutual negotiation and consultation and shall settle amicably any dispute that may arise or relate to this agreement or a breach thereof. Pending resolution of a dispute, each party shall continue to fulfill its obligations under this agreement.

8.1.2	ARBITRATION: In the event of any question, dispute or difference arising under the agreement, or in connection thereto, except as to the matter of billing which is specifically provided for and governed by the terms and conditions in Para 7.6 (7.6.1 to 7.6.5), the same shall be referred for settlement by arbitration of three Arbitrators, one each to be nominated by each party and the third Arbitrator to be appointed by the said two nominated Arbitrators. The arbitration proceedings shall be governed by the Indian Arbitration and Conciliation Act, 1996 or any statue, amendment or re-enactment thereof and incorporation for the time being in force save and except that the award shall be given at the earliest. The place of arbitration shall only be New Delhi and it is Hon’ble Delhi High Court alone who shall have the jurisdiction.

8.1.3	Nothing contained in this agreement may be construed to preclude the right of a party to have recourse to TDSAT on matters over which TDSAT has jurisdiction under Telecom Regulatory Authority Act, 1997 as amended from time to time or any other law for the time being in force.

CHAPTER - 9

9.1	LIABILITY, INDEMNITY AND INTELLECTUAL PROPERTY RIGHTS

9.1.1	Each party shall guarantee that the equipment/systems and other articles of the service commissioned/provided by it, does not infringe any copy-right or trademark or rights against passing off intellectual property of any third party.

9.1.2	Either party must not use a trademark belonging to another party as a trade mark without the prior written consent of that other party.

9.1.3	Either party must not use any intellectual Property rights, which it holds as the sole owner body or ILDO from, or joint owner with another body or person to prevent or hinder the provision of Services in any manner whatsoever. Where a party jointly owns Intellectual Property with a third person, or has been licensed to use the intellectual Property by third person then such party must obtain or use its reasonable efforts to obtain proper permission as required from such third person either as joint owner or licensor, to enable to provide Services without restriction or hindrance.

9.1.4	Each party shall indemnify the other innocent party against all liability or loss arising from, and reimburse all reasonable costs, charges and expenses incurred in connection with, any action, claim, suit or demand; alleging infringement against the Innocent Party of the rights of a third person arising from the use by the Innocent Party of Intellectual Property disclosed or licensed by the indemnifying party under this agreement.

9.1.5	The conveyance of information between BSNL and the ILDO which shall take place, shall not constitute or imply the granting of any rights under any copy right, patent, trademark or any other Intellectual property rights either at the time of conveyance or subsequently.

ANNEXURE – 1

BSNL/ILDO’S NETWORK INFORMATION

1.	ILDO INFORMATION

1.1	Name(s) and Postal address of ILDO’S gateway exchanges.

2.	BSNL INFORMATION (to be provided by BSNL)

2.1	Names and Postal address of Level-I TAXs.

ANNEXURE 2

Demand for Interconnect Capacity

(to be furnished by the ILDO/BSNL)

A.	Name of ILDO

B.	Name of ILDO’s Exchange

C.	BSNL’s Level-I TAX

D.	Date when required.

Type of Traffic	Busy hour Call attempts [B]	Traffic in Erlangs [E]	No. of Ports	Type of Signaling (Note –1)
ILDO Gateway Switch to BSNL Level-I TAX BSNL Level-I TAX to ILDO Gateway Switch	This will be taken as 25% of the traffic forecast from ILDO to BSNL as mentioned above.

Signature of ILDO/BSNL:

Date:

Acknowledgement by BSNL/ILDO:

Date:

Note1:	CCS7 signaling is supported by BSNL’s new technology switches e.g. AXE-10, EWSD, OCB-283, Fetex 150 & 5ESS switches.

ANNEXURE – 3

CANCELATION CHARGES

If the ILDO cancels a firm demand for capacity more than thirty days after placing the same, a cancellation charge as set out below shall be payable by him to the BSNL.

CANCELLATION AFTER RECEIPT OF FIRM DEMAND (NUMBER OF DAYS)	CANCELLATION CHARGE AS A PERCENTAGE OF 1 YEAR’S CONNECTION CHARGE *
0-90 days	50%
more than 90 days	100%

*	As defined in Chapter 6.

Note: In case of links provided on Rent and Guarantee basis, the above cancellation charges will not be applicable and BSNL’s standard R&G terms will apply.

ANNEXURE 4

CONTENT OF THE CHARGE BAND

PARAMETER	TYPE	LENGTH (Octets)	CODE
Message Type	F	1	H ‘31’

Charge Band Number	O	3	H ‘FF’

End of Optional Parameters	O	1	H ‘0’

CHARGE BAND METHOD:

a)	Natural Operation

Means that the charging is elaborated locally by a local exchange from the implicit charging data included in the charge band parameter and sent by a DTAX exchange.

The originating local exchange knows from the analysis of the call type that the call has to be charged on a change band basis.

Transmission of the implicit charging data is achieved by using the CRG message with only one charge band number parameter included.

The CRG message with charge band number is transmitted by a DTAX exchange before ACM message, when sufficient address information is received to determine the charging information.

The CRG message with charge band number is retransmitted unchanged by an intermediate exchange.

b)	Malfunction cases:

If the message received by the local exchange does not include the charge band parameter or includes the charging unit number parameter in addition to the charge band parameter, the message is considered as incorrect. That is to say, if the incorrect CRG is the first backward message received, the circuit is reset (forward RSC sending) and an automatic call reattempt is made; otherwise, the incorrect message is ignored.

In all cases, the CRG should be received by a local exchange before answering condition (i.e. ANM/CON reception); otherwise the call is released by REL forward sending (clause 111).

If several correct charge band CRG are received before answer, only the last one is considered.

The call is stated as ‘not charged’ by a local exchange if the charging indicator received in the Backward Call Indicator (BCI) in ACM/ANM or CON has the value ‘No charge’ and this whatever the value of the received charge band number may be. Clause 2.2.3.2 may be referred in this regard.

ANNEXURE - 5

PROFORMA OF BANK GUARANTEE

To

M/S BHARAT SANCHAR NIGAM LIMITED,

                                              Telecom Circle,

______________

In consideration of Bharat Sanchar Nigam Limited (hereinafter called the ‘BSNL’) agreed to interconnect its network with that of M/s                                  licensed to provide International Long Distance services in India (hereinafter referred to as ILDO) a company registered under the Companies Act and having registered office at                                 , for the purpose of establishing a International Long Distance Service telecom network of the ILDO, in accordance with the agreement (hereinafter referred to as ‘the agreement’) No :                      dated                      entered into between BSNL and ILDO, which inter-alia provides for production of bank guarantee to the extent of Rs                      (Rupees                              only) under the said agreement by way of security for payment of various amounts receivable by BSNL from ILDO. We (indicate the full name, address, and other particulars of the bank) (hereinafter referred to as the BANK) at the request of the ILDO hereby irrevocably and unconditionally guarantee to the BSNL that the ILDO shall pay without demur all the amount of the dues under the interconnect agreement whenever called upon to pay by the BSNL.

2. We, the BANK, hereby undertake to pay to the BSNL an amount not exceeding Rs                      (Rupees                              only) against any non payment of any amount by ILDO to BSNL or by reason of any failure of the ILDO to extend the validity of the guarantee in accordance with the terms stipulated in the agreement.

3. We, the BANK, hereby further undertake to pay as primary obligor and not merely a surety to pay such sums not exceeding Rs                      (Rupees                              only) to the BSNL immediately without demur and objections and without reference to ILDO and without questioning the right of BSNL to make such demand or the propriety or legality of the demand, merely on demand of the BSNL stating that the amount claimed is due by way of failure of the ILDO to pay the due amount or any part thereof in terms of the said agreement.

4. We, the BANK, do hereby declare and agree that the decision of the BSNL as to whether the ILDO has failed to pay the due payment or any part thereof shall be final and binding on us.

5. We, the BANK, do hereby declare and agree that the

(a) Guarantee herein contained shall remain in full force and effect initially for a period of one year from the date hereof and further agrees to extend the same from time to time (one year at a time) so that it continues to be enforceable till all the dues of the BSNL by virtue of the said agreement have been fully paid and its claim satisfied or discharged or till BSNL satisfies that the terms and conditions of the said agreement have been fully complied with and accordingly discharges this guarantee.

(b) The BSNL shall have the fullest liberty without our consent and without affecting in any manner our obligations hereunder to vary any of the terms and conditions of the said agreement or to extend or to allow time for payment related performance of any obligation of the said ILDO from time to time or to postpone for any time or from time to time any of the powers exercisable by the BSNL against the said ILDO and to forebear or to enforce any of the terms and conditions relating to the said agreement and we shall not be relieved from our liability by reason of any variation or extension being granted to the said ILDO or forbearance act or omission on part of the BSNL or any indulgence by the BSNL to the ILDO or to give such matter of thing whatsoever which under the law relating to sureties would but for this provision, have effect of so relieving us.

(c) Any claim, which the BANK has against the ILDO, shall be subject and subordinate to the prior payment and performance in full satisfaction of all the obligations towards BSNL under this agreement. The BANK will not exercise any legal right or remedy of any kind in respect of any payment or performance against ILDO so long as the obligation of the BANK under this guarantee remains owing and outstanding.

(d) This guarantee shall be irrevocable and the obligations of the BANK herein shall not be conditional to any prior notice by the BSNL or by the ILDO.

6. The BANK undertakes not to revoke this guarantee during its currency and any extension thereof except with the previous consent of BSNL in writing and agree that any change in the constitution of BSNL or the ILDO or us shall not discharge our liability hereunder.

Dated -              day of              (month) of          (year) at

Signature

Bank Seal

Name and address of the Bank

Telephone and Fax No.

Witnesses:

(Signature, Name & Address)

1.

2.

SCHEDULE I

Interconnection Usage Charge (IUC)

TRAI (Telecom Regulatory Authority of India) vide its notification number 409-5/2003-FN dated 29.10.2003 had issued Regulation, which has been, implemented w.e.f. 01.02.2004. The IUC prescribed herein in this Schedule is as per this IUC regulation of TRAI.

2. Total IUC applicable for each type of call under various interconnection scenarios along with trunk groups required is given in Appendix A in the form of A Tables. Explanatory notes have been given at the end of the Appendix A.

3. Due to non-availability of CDR based billing plateform, IUC applicable for the calls handed-over to BSNL at the PoI (Point of Interconnect) have been converted into different pulse rates as per Appendix B. The pulse rates have been calculated at a per MCU (Metered Call Unit) rate of Rs 0.10 for all calls except outgoing ISD calls which shall be measured at a rate of Rs 1.20 per MCU. The bills for IUC shall be raised by BSNL to the interconnecting operator based on the bulk billing of MCUs on the incoming trunk groups. The bills for IUC shall be raised by BSNL to ILDOs based on CDR based billing. However, wherever it is not feasible to do so the IUC pulses as prescribed in Annexure-II shall be applied by BSNL at the PoI of ILDO. The pulse duration with an accuracy of 10 milli seconds shall be applied at the POIs of ILDO with BSNL as prescribed in Appendix B (in brackets) wherever technically feasible in BSNL switches. At present the implementation of 10 milli seconds accuracy in pulse duration is possible in new technology switches of BSNL i.e. EWSD, AXE-10, OCB-283 and 5ESS.

4. As per the IUC Regulation of TRAI dated 29th October 2003, for all international circle calls from / to mobile (full & limited) network, the access deficit charge amount is to be collected by the ILDO from the originating service provider and the same shall be paid to BSNL by the ILDO concerned. Accordingly, the access providers shall have to intimate to BSNL the volumes of ILD traffic handed over / accepted to / from by them for their mobile (full & limited) Services. Based on this information, the total volume of outgoing and incoming international traffic handed over to private ILDO in a circle shall be compiled and bills for recovery of ADC on this traffic shall be issued to the concerned ILDO.

5. The bills raised by access providers to BSNL shall accompany with a certificate that they have submitted a signed certificate to circle office BSNL regarding the volume of ILD traffic as per the Appendix-C. Further processing of these bills, for payment to access providers for the traffic terminated in their network, shall be done only on receipt of this certificate from them. In case called upon, the complete record of traffic will be produced by access providers for verification by the special audit team formed for this purpose. The procedure for billing and recovery of ADC in respect of inter-circle mobile (full & limited) to mobile (full & limited) and outgoing / incoming ISD calls originated from / terminating in mobile (full & limited) routed through ILDO other than BSNL are enclosed in Appendix-D.

7.	Payment of IUC for carriage and termination of Outgoing ISD Calls

(i)	BSNL shall pay IUC to ILDO for carriage and termination of ISD calls originated in India and terminated outside India using ILDO’s ILD network as per Appendix A.

(ii)	In case ILDO offers lower rates for carriage and termination of ISD calls originated in India and terminated outside India to any other BSO / CMSP, NLDO or ILDO, the same shall apply to BSNL retrospectively from the date of applicability of such lower rates to any other service provider mentioned above under the same terms and conditions as may have been offered to other such service providers.

(iii)	ILDO shall pick up the traffic from the Points of Interconnection at gateway TAXs designated by BSNL which shall be the nearest Level-1 TAX located in the same circle, to the ILDO gateway.

(iv)	BSNL retains the right to route its outgoing ISD calls through the least cost arrangement, destination wise.

(v)	The above are fixed rates per minute without any off peak and shall apply all the 24 hours of the day for all days of the year.

(vi)	There shall not be any minimum guaranteed outbound traffic from BSNL to ILDO.

(vii)	The applicable unit (pulse rate) for measurement of said minutes shall be 1 second.

(ix)	ILDO shall accept and carry calls to any destination in the world as offered to it by BSNL.

(x)	ISD tariff for the subscribers shall be as prescribed by BSNL and to met the regulatory environment, the same shall have to be filed with TRAI by ILDO also.

(ix)	BSNL shall bill and collect the charges for ISD calls originated in BSNL’s network and carried by ILDO’s network for termination in any country outside India.

8.	Payment for Carriage and Termination of Incoming ISD Calls

(i)	For incoming international calls, ILDO shall pay to BSNL IUC for carriage and termination with following conditions:

a.	For calls terminating in the SDCA in which gateway of ILDO is located, the charges payable by ILDO to BSNL shall be Rs [text redacted] per minute.

b.	For calls terminating at any place outside the SDCA in which gateway of ILDO is located, the charges as per above Appendix A shall apply.

c.	There shall not be any peak or off peak rates. The IUC rates shall apply for all 24 hours of the day for all days of the year.

d.	The charges are independent of originating point for calls.

e.	The applicable unit (pulse rate) for measurement of said minutes shall be 1 second.

(ii) ILDO shall deliver all the incoming international calls meant for BSNL at POI at the nearest gateway TAXs designated by BSNL, and further carriage from the POI to the final destination shall be done by BSNL.

(iii) If ILDO contracts a higher charge to another BSO/CMSP or NLDO under certain terms and conditions, the same shall apply to BSNL as well. These revised rates for termination shall apply from the dates they are applied for another carrier, under the identical terms and conditions. Similarly, if BSNL contracts lower charge to another ILDO under certain terms and conditions, the same shall apply to ILDO as well. These revised rates for termination shall apply from the dates they are applied for another carrier, under the identical terms and conditions

(iv) In case of use of BSNL’s network for carriage and termination of calls in the network of some other BSO/CMSP, consolidated charges as above shall be payable, by ILDO and any charge to be paid to the other BSO/CMSPs shall be settled by BSNL.

Enclosure:

Appendix A

Appendix B

Appendix C

Appendix D

Appendix -A

H	POI of ILDO at Level I TAX

S.N.	Type of Calls	Charges payable by ILDO to BSNL (Rs per minute)	Charges payable by BSNL to ILDO (Rs per minute)	Trunk Group Required
1	ILDO to BSNL (F,M) & other operators up to 50 km	[text redacted]	[text redacted]	HA
2	ILDO to BSNL (F,M) & other operators > 50 km up to 200 km	[text redacted]	[text redacted]	HA
3	ILDO to BSNL (F,M) & other operators > 200 km up to 500 km	[text redacted]	[text redacted]	HA
4	ILDO to BSNL (F,M) & other operators > 500 km	[text redacted]	[text redacted]	HA
5	BSNL (F,M) or other operators transited via BSNL to ILDO	The IUC Arrangement with ILDO shall be applicable as agreed separately from time to time.		HB

Note 1: The trunk groups have been designated as AA or AB or BC etc. here the first alphabet signifies the POI and second alphabet signifies the trunk group at that POI.

Note 2: Transit of calls is to be done only at the switch having POI of both the access provider and NLDO. IUC for Transit includes Termination charge & ADC (if any applicable) also. Accordingly, wherever mention has been made of term ‘transit’ in the above tables the traffic is to be accepted only for that operator which is having POI at the same switch.

Note 3: BSO (F,M) means Basic Service Operator (both fixed as well as WLL (Limited Mobility) network). BSO (F) means Basic Service Operator (fixed network only). BSO (M) means Basic Service Operator (WLL (Limited Mobility) network). Likewise BSNL (F,M) means BSNL’s Basic Service Network (both fixed as well as WLL (Limited Mobility) network). BSNL (F) means BSNL’s Basic Service Network (fixed network only). BSNL (M) means BSNL’s Basic Service Network (WLL (Limited Mobility) network). BSNL means BSNL’s PSTN. Basic (F) means BSO (F) & BSNL (F). Basic (M) means BSO (M) & BSNL (M). Basic (F,M) means BSO (F,M) & BSNL (F,M). Cellular means fully mobile network of CMTS operator or UASL.

Note 4: Distances for long distance calls mentioned in various tables above are to be measured from the point of handover of call to BSNL. Gateway TAX of BSNL in a cellular service area is the designated Level I TAX of BSNL in that cellular service area.

Note 5: In case of call received from a roaming cellular subscriber through a NLDO the applicable distance for determination of IUC is to be calculated from the Gateway TAX of BSNL of the Home network of roaming cellular subscriber. Home network of roaming cellular subscriber is to be known from the CLI of the call.

Appendix - B

IUC TABLE

S.N.	Interconnection Usage Charge (Rs. per minute)	Price per MCU (Rupees)	Applicable Pulse Duration (seconds)
1	0.30	0.10	20.0 (20.00)
2	0.49	0.10	12.2 (12.24)
3	0.50	0.10	12.0 (12.00)
4	0.60	0.10	10.0 (10.00)
5	0.79	0.10	7.5 (7.58)
6	0.80	0.10	7.5 (7.50)
7	0.95	0.10	6.3 (6.30)
8	0.99	0.10	6.0 (6.06)
9	1.00	0.10	6.0 (6.00)
10	1.10	0.10	5.4 (5.44)
11	1.20	0.10	5.0 (5.00)
12	1.25	0.10	4.8 (4.80)
13	1.29	0.10	4.6 (4.64)
14	1.30	0.10	4.6 (4.60)
15	1.40	0.10	4.2 (4.28)
16	1.45	0.10	4.1 (4.12)
17	1.50	0.10	4.0 (4.00)
18	1.70	0.10	3.5 (3.52)
19	1.75	0.10	3.4 (3.42)
20	1.90	0.10	3.1 (3.14)
21	2.00	0.10	3.0 (3.00)
22	2.20	0.10	2.7 (2.72)
23	4.55	0.10	1.3 (1.30)
24	4.74	0.10	1.2 (1.26)
25	4.75	0.10	1.2 (1.26)
26	5.20	0.10	1.1 (1.14)
27	5.45	0.10	1.1 (1.10)
28	5.65	0.10	1.0 (1.06)
29	6.90	1.20	10.4 (10.42)
30	9.90	1.20	7.2 (7.26)
31	11.15	1.20	6.4 (6.44)
32	14.15	1.20	5.0 (5.08)
33	14.90	1.20	4.8 (4.82)
34	19.15	1.20	3.7 (3.76)
35	276	1.20	0.26
36	480	1.20	0.15

Appendix - C

CERTIFICATE OF TRAFFIC ROUTED VIA OTHER NLD / ILD OPERATORS

{to be given by fully mobile operators and basic operators (in respect of WLL-Limited Mobile networks)}

For the Month of                         , 200

Licensed Service Area

Name of Operator

Type of Service (fully mobile / WLL-Limited Mobile)

Period: From                      to

Dated                      at

This is to certify that the details of inter circle calls (both originating and terminating) exchanged with fully mobile and / or WLL (Limited Mobile) networks, including own networks in other circles and the international long distance calls (both incoming and outgoing) to / from fully mobile / WLL (limited mobile), which are routed via NLDO / ILDO other than BSNL during the above period are as under:

A.    Details of Traffic (in Minutes) through M/s Bharti Telesonic Ltd

(NLDO & ILDO)

Call Type		Circle	Circle	Circle	Circle
I	Inter circle outgoing calls
0-50 kms
>50-200 kms
>200 kms

II	Inter circle incoming calls
0-50 kms
>50-200 kms
>200 kms

III	Outgoing ILD calls

IV	Incoming ILD calls

B.	Details of Traffic (in Minutes) through M/s Reliance Infocomm Ltd

(NLDO & ILDO)

Call Type		Circle	Circle	Circle	Circle
I	Inter circle outgoing calls
0-50 kms
>50-200 kms
>200 kms

II	Inter circle incoming calls
0-50 kms
>50-200 kms
>200 kms

III	Outgoing ILD calls

IV	Incoming ILD calls

C.	Details of Traffic (in Minutes) through M/s Videsh Sanchar Nigam Limited

(NLDO & ILDO)

Call Type		Circle	Circle	Circle	Circle
I	Inter circle outgoing calls
0-50 kms
>50-200 kms
>200 kms

II	Inter circle incoming calls
0-50 kms
>50-200 kms
>200 kms

III	Outgoing ILD calls

IV	Incoming ILD calls

D.	Details of Traffic (in Minutes) through M/s Data Access (India) Limited

(ILDO)

Call Type		Traffic
I	Outgoing ILD calls

II	Incoming ILD calls

Note:

a.	For various calls, the distance slabs as below are applicable:

(i)	Fully Mobile to Fully Mobile: Distance between Gateway L-1 TAX of the call originating and the call terminating circles.

(ii)	Fully Mobile to WLL (Limited Mobile): Distance between Gateway L-1 TAX of the call originating circle to the concerned L-2 TAX of the call terminating LDCA.

(iii)	WLL(Limited Mobile) to Fully mobile: Distance between L-2 TAX of the call originating LDCA to the concerned L-1 Gateway TAX of the call terminating circle.

(iv)	WLL(Limited Mobile) to WLL(Limited Mobile): Distance between the L-2 TAX of call originating and call terminating LDCA’s.

b.	BSNL reserves the right to seek details of traffic (in minutes) as above for calculating applicable Access Deficit Charge (ADC) based on distance from originating SDCC to terminating SDCC.

2.	It is further certified that:

(a)	The above details of traffic are true and correct to the best of our knowledge and belief and contain the full traffic in respect of the above categories of calls and nothing has been concealed thereof.

(b)	The above details are based on the measurement of traffic and the detailed call record system used by us for inter-operator billing and settlement.

(c)	In case called upon, the complete record will be produced for verification by the special audit team formed for this purpose.

(d)	We have also understood that the above details shall be used by BSNL to raise claim in respect of Access Deficit Charge on the NLD / ILD operators in terms of TRAI’s IUC Regulation dated 29th October 2003.

(e)	In case any of the details are found incorrect, we undertake to pay the full amount to BSNL that is short billed (due to incorrect certificate) by BSNL to NLD/ILD operators. In such a case, we also undertake to pay interest (compounded quarterly) @ 24% pa from the last day of the month for which the lower traffic figure is reported / certified to the actual date of payment to BSNL.

Authorized Signatory
of
(Name of Operator)
(Complete Name, Designation, Address and Telephone number of the person signing the certificate is to be provided along with rubber stamp)

To:

Designation, Nodal Officer,

Circle Office

BSNL

(Address)

(to be specified by the CGM concerned)

Appendix - D

Procedure for billing and recovery of ADC in respect of inter circle fully mobile/ WLL (Limited Mobile) to Fully Mobile / WLL (Limited Mobile) calls and ISD calls to / from Fully Mobile / WLL (Limited Mobile) routed other than through BSNL as NLDO

1.	As per TRAI’s IUC Regulation dated 29th October 2003 for such inter circle calls that are routed through the BSNL as NLDO, the ADC amount is received directly by BSNL from the call originating operator. For ILD calls routed through BSNL as NLDO, it receives ADC from call originating operator in case of outgoing calls and the ILD operator for the incoming calls. However, BSNL has to receive compensation of ADC from Fully Mobile to Fully Mobile / WLL (Limited Mobile) to WLL (Limited Mobile) / Fully Mobile to WLL(Limited Mobile) / WLL (Limited Mobile) to Fully Mobile calls and the originating and terminating ILD calls in Fully Mobile / WLL (Limited Mobile) networks for inter circle / ILD calls carried by other NLDO / ILDO, or a combination thereof for the ILD calls.

2.	The mechanism of billing and receipt of ADC specified herein is applicable in respect of

a.	Fully Mobile to Fully Mobile / WLL (Limited Mobile) to WLL (Limited Mobile) / Fully Mobile to WLL (Limited Mobile) / WLL (Limited Mobile) to Fully Mobile calls routed through NLDO other than BSNL

b.	ILD calls routed directly between the ILDO and Fully Mobile / WLL (Limited Mobile) networks

c.	ILD calls routed between the ILDO and Fully Mobile / WLL (Limited Mobile) networks through NLDO other than BSNL

3.	The access provider for both Fully Mobile and basic (in respect of its WLL (Limited Mobile) network) shall provide a certificate of traffic as per the ‘proforma’ prescribed. Separate certificate is to be provided for each NLDO/ILDO as per this proforma.

4.	The certificate has to be provided to the “nodal officer” of the circle. A copy of this certificate along with the ‘bill for IUC payable by BSNL’ is to be given to the designated paying authority at SSA / circle level of BSNL as the case may be.

5.	The bill for termination charges from such ACCESS PROVIDER shall not be accepted and paid without the receipt of a copy of the above certificate.

6.	The certificate has details of call types and the present ILD / NLD operators. The traffic has to be provided in minutes.

7.	The “circle nodal officer” will arrive at the cumulative total of the traffic given in the certificates of all the access providers in each circle on monthly basis.

8.	In case, such a certificate is not received in respect of any access provider the cumulative total of traffic in respect of the others shall be drawn in any case, in a routine manner.

9.	The traffic so arrived at shall form the basis of raising a provisional bill on the four NLD / ILD operators indicated in the certificates, centrally from the Circle. The bill is provisional as this is subject to scrutiny and audit by a special team, of the records of both access providers and the NLD / ILD operators later. The fact that the bill is provisional and is subject to reconciliation and audit is to be mentioned prominently on the face of the bill.

10.	The bill shall be raised in respect of traffic given in Sl. I, III and IV only for Bharati, Reliance & VSNL. The traffic given in respect of Sl. II is for information only and would be used for all India reconciliation later. For Data Access all traffic is to be billed.

11.	The rates for billing of ADC are as under:
	a. 0-50 kms inter-circle	Rs.0.30 per minute
	b. >50 -200 kms inter-circle	Rs.0.50 per minute
	c. >200 kms inter-circle	Rs.0.80 per minute
	b. ISD calls (I/C & O/G)	Rs.4.25 per minute

12.	The copies of certificates received from the ACCESS PROVIDER for each NLD / ILD operator shall be attached with the provisional bill of that NLDO/ILDO, as justification for the billed amount.

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